SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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ELECTRO RENT CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 14, 2010
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, OCTOBER 14, 2010
INTRODUCTION
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 14, 2010
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD, COMMITTEES AND CORPORATE GOVERNANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Interlocks and Insider Participation
Principal Compensation Agreements and Plans
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-end
Option Exercises and Stock Vested
Non-Qualified Deferred Compensation
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR PRESENTATION AT 2011 ANNUAL MEETING
FORWARD-LOOKING STATEMENTS
OTHER MATTERS

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 14, 2010

DEAR SHAREHOLDERS:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of ELECTRO RENT CORPORATION to be held on Thursday, October 14, 2010, at 10:00 a.m., local time, at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. At the meeting, we will:

1.  Elect seven directors to serve as members of our Board of Directors until the next annual meeting of shareholders or until their successors are elected.

2.  Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

3.  Transact and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on August 16, 2010 are entitled to vote at the Annual Meeting. We urge you to vote your shares promptly by signing, dating and marking the enclosed proxy. You have the right to revoke your proxy before it is exercised by giving us written notice any time before the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. In any event, please mark, date, sign and return the enclosed proxy.

By Order of the Board of
Directors

Meryl D. Evans, Secretary

DATED: September 3, 2010

Your vote is important, whether or not you expect to attend the Annual Meeting; please mark, date, sign and return promptly the enclosed proxy in the stamped return envelope provided. Your prompt return of the proxy will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

The Annual Meeting is on October 14, 2010. Please return your proxy in time.

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, OCTOBER 14, 2010

INTRODUCTION

Unless otherwise noted (1) the terms “we,” “us,” and “our,” refer to Electro Rent Corporation and its subsidiaries, (2) the terms “Common Stock” and “shareholder(s)” refer to Electro Rent’s common stock and the holders of that stock, respectively, and (3) the term “Board” refers to our Board of Directors.

We are furnishing this Proxy Statement to you in connection with the solicitation of proxies by and on behalf of our Board for use in connection with our annual meeting of shareholders to be held on October 14, 2010, and any adjournments or postponements thereof (our “Annual Meeting”). We will hold our Annual Meeting at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, on Thursday, October 14, 2010 at 10:00 a.m., local time. At our Annual Meeting, shareholders will be asked to consider and vote upon the following proposals:

•	The election of seven directors to serve as members of our Board until the next annual meeting of shareholders or until their successors are elected;

•	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	The transaction of such other business as may properly come before our Annual Meeting.

We are first mailing this Proxy Statement and the accompanying form of proxy to shareholders on or about September 3, 2010.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 14, 2010

Our Proxy Statement, Annual Report on Form 10-K, and form of proxy are available on the Internet on our corporate website at http://www.electrorent.com/er/financial/proxy.aspx.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date; Quorum; Voting Rights; Votes Required for Approval; Revocation of Proxies

Our Board has fixed the close of business on August 16, 2010 as the record date for determining the shareholders entitled to receive notice of and to vote at our Annual Meeting. Only shareholders of record as of the close of business on the record date will be entitled to vote at our Annual Meeting. Holders of a majority of the issued and outstanding shares of Common Stock as of the record date, present in person or by proxy, will constitute a quorum for the transaction of business at our Annual Meeting.

As of August 16, 2010, the record date, there were 23,971,155 shares of Common Stock issued and outstanding. Each share is entitled to one vote. However, every shareholder entitled to vote for the election of directors has the right to cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of votes to which such shareholder’s shares are entitled, or to distribute such shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder shall be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting, and any shareholder has given notice at our Annual Meeting, prior to the voting, of such shareholder’s intention to cumulate votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy. In electing directors, the seven candidates receiving the highest number of affirmative votes shall be elected. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The selection of Deloitte & Touche LLP as our independent registered public accounting firm must be ratified by shareholders holding at least (1) a majority of shares present, or represented, and voting at our Annual Meeting and (2) a majority of the quorum. Abstentions and broker non-votes will have no effect on the outcome of this vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

All shares represented by valid proxies that we receive before our Annual Meeting will be voted at our Annual Meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, then the related shares will be voted “FOR” that proposal. Unless you indicate otherwise, your proxy card also will confer discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at our Annual Meeting.

If your shares of Common Stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of Common Stock voted. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then for the ratification of our independent registered public accounting firm, the broker may vote your shares in its discretion, but for the election of directors, the broker may not vote your shares at all.

You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary by mail or by facsimile, by submitting a subsequent later-dated proxy or by voting in person at our Annual Meeting.

Solicitation of Proxies; Cost of Solicitation

We will bear the cost of solicitation of proxies, including expenses of printing, assembling and mailing this Proxy Statement. We intend to solicit proxies primarily by mail. However, in addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication. We may also arrange with brokerage firms and custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Common Stock held of record by such persons as of the record date. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

Recommendations of our Board

Our Board unanimously recommends that you vote “FOR” each of the nominees to be elected to our Board and “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

If you sign and return your proxy but do not give voting instructions, then your shares will be voted as recommended by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 16, 2010, the record date, the holdings (i) by each person who we know owns 5% or more of our Common Stock, (ii) by each of our directors, (iii) by each person named in the summary compensation table, and (iv) by all directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission (“SEC”) by others for purposes of determining the number of shares each person beneficially owns. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock
	Number of	Percent of
Name and Address of Owner(1)	Shares(2)	Class(2)
T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, Maryland 21202	3,875,100	16.2%
Dimensional Fund Advisors Inc.(5) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,850,039	7.7%
Daniel Greenberg(6)	4,817,505	20.1%
Steven Markheim	175,573	*
Craig R. Jones	65,300	*
Phillip Greenberg(3)	2,335,573	9.7%
Gerald D. Barrone	50,017	*
Nancy Y. Bekavac	33,207	*
James S. Pignatelli	21,837	*
Karen J. Curtin	25,177	*
Joseph J. Kearns	17,209	*
Suzan K. DelBene	3,006	*
Executive Officers and Directors as a Group (9 Persons)	5,208,831	21.7%

*	Less than 1%.

(1)	The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 unless otherwise set forth in the table.

(2)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after August 16, 2010. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares in this table includes the following: (a) shares issuable on exercise of options that are currently exercisable or exercisable within 60 days after August 16, 2010: Mr. Markheim, 18,000 shares; Mr. Jones, 8,000 shares; 4,000 shares for each of Mr. Barrone, Ms. Bekavac, Mr. Kearns, and Mr. Pignatelli; and 2,000 shares for Ms. Curtin; and (b) restricted stock units that are currently vested or that will become vested within 60 days after August 16, 2010: Mr. Markheim, 13,334; Mr. Jones, 9,000; and 3,006 for each of Mr. Barrone, Ms. Bekavac, Ms. DelBene, Ms. Curtin, Mr. Kearns, and Mr. Pignatelli. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” and “Director Compensation” for a description of the terms of the restricted stock units.

(3)	In his Schedule 13G/A filed on January 19, 2010, Phillip Greenberg reported sole voting and dispositive power with respect to 2,335,573 shares.

(4)	Based on information filed on behalf of each of T. Rowe Price Associates, Inc., a Maryland corporation, and an investment adviser registered under the Investment Advisers Act of 1940, and T. Rowe Price Small-Cap Value Fund, Inc., a Maryland corporation, in their joint Schedule 13G/A on February 12, 2010. T. Rowe Price

Associates, Inc. has sole voting power with respect to 1,173,700 shares and sole dispositive power with respect to 3,875,100 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,033,800 shares, but does not have sole or shared dispositive power with respect to any shares.

(5)	Based on information contained in its Schedule 13G/A filed on February 10, 2010, Dimensional Fund Advisors LP, an investment adviser registered under the Investment Advisers Act of 1940, has sole voting power with respect to 1,801,533 shares and sole dispositive power with respect to 1,850,039 shares.

(6)	The 4,817,505 shares reflected in the table include: (a) 180,496 shares held by The Greenberg Foundation, which Daniel Greenberg has the right to vote, but as to which he disclaims beneficial ownership, and (b) 614,938 shares held by the Ruth C. Greenberg Inter Vivos Trust of which Daniel Greenberg is the sole trustee and as to which he disclaims beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board has nominated the following seven persons as directors to serve until our 2011 annual meeting of shareholders, or until their successors have been duly elected and qualified. Our Board has determined that each nominee, except Mr. Greenberg, our Chief Executive Officer, is independent as defined by the applicable rules and regulations of The NASDAQ Stock Market (“NASDAQ”). Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee (our “Nominating Committee”) and our Board that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and share independence, experience and strong communication and analytical skills. Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members. Each of the nominees is currently one of our directors. None of the nominees is related by blood, marriage or adoption to any other of our nominees or our executive officers. The seven nominees receiving the greatest number of votes at the Annual Meeting will be elected to the seven director positions. Our Board recommends that you vote FOR each of the nominees listed below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for these seven nominees. If any nominee is unable or declines to serve as director at the time of our Annual Meeting, the proxies will be voted for any nominee who is designated by our present Board to fill the vacancy.

Name	Age

Gerald D. Barrone	79
Nancy Y. Bekavac	63
Karen J. Curtin, Lead Director	55
Suzan K. DelBene	48
Daniel Greenberg	69
Joseph J. Kearns	68
James S. Pignatelli	66

Gerald D. Barrone has served on our Board since 1987. From 1987 until he retired in 1991, he served as President and Chief Operating Officer of Coast Federal Bank and Coast Savings Financial, Inc. From 1955 to 1987, he served as Chief Executive Officer, President and Vice Chairman of Fidelity Federal Bank and Citadel Holding Corporation. Mr. Barrone holds a B.S. in Business Administration from UCLA. He also completed the Executive Program at UCLA’s Graduate School of Management. Mr. Barrone was nominated as a result of his experience leading a publicly traded corporation as well as his service on public company boards.

Nancy Y. Bekavac has served on our Board since 1992. From 1990 until her retirement in 2007, she served as president of Scripps College. From 1988 to 1990, Ms. Bekavac was Counselor to the President of Dartmouth College. From 1985 to 1988, she worked with the Thomas J. Watson Foundation. From 1974 to 1988, she was a lawyer at the law firm of Munger, Tolles & Olson after clerking with the United States Court of Appeals for the District of Columbia from 1973 to 1974. Ms. Bekavac serves on the board of the Seaver Foundation and First

Marblehead Corporation. Ms. Bekavac is a graduate of Swarthmore College and holds a J.D. from Yale Law School. Ms. Bekavac was nominated as a result of her extensive senior leadership skills and legal expertise.

Karen J. Curtin has served on our Board since 2004, and was appointed as our Lead Director in April 2009. She was a Venture Partner in Paradigm Capital Ltd. from 2005 to 2010. From 2004 until 2005, Ms. Curtin was a Principal in Dulcinea Ventures, a start up venture capital fund. From 1998 to 2002, Ms. Curtin was Executive Vice President for Bank of America. Prior to that time she was manager of Bank of America’s Leasing and Transportation Divisions and of predecessor Continental Bank’s Leasing Division. Ms. Curtin holds a B.A. from Newcomb College of Tulane University and an M.A. from Columbia University School of International Affairs. Ms. Curtin was nominated as a result of her leadership role at Bank of America and her experience related to our industry.

Suzan K. DelBene has served on our Board since 2009. Ms. DelBene is currently a management consultant. From 2004 to 2007, she was a corporate vice president at Microsoft Corp., overseeing all worldwide marketing efforts for the company’s Mobile Communications Business. From 2000 to 2003, she was president and chief executive officer of Nimble Technology Inc. In 1998 and 1999, before joining Nimble Technology, she was the founding vice president of marketing and store development at drugstore.com, inc. Ms. DelBene also worked at Microsoft from 1989 to 1998 in various roles, including director of marketing and business development for the company’s Interactive Media Group. Ms. DelBene currently serves on the board of trustees of Reed College. Ms. DelBene holds a B.A. in biology from Reed College and an MBA in business administration from the University of Washington. Ms. DelBene was nominated as a result of her extensive business development and marketing experience, as well her leadership roles at Microsoft and throughout her career.

Daniel Greenberg has served on our Board since 1976 and has been Chairman of our Board and Chief Executive Officer since 1979. Previously, he was President and Chief Executive Officer of Telecor, Inc., our former parent company. Prior to joining Telecor, he was a staff attorney with the State of California Department of Water Resources. Mr. Greenberg serves as Trustee of the National Public Radio Foundation and serves on the board of trustees of Reed College. Mr. Greenberg holds a B.A. from Reed College and a J.D. from the University of Chicago Law School. Mr. Greenberg was nominated as a result of his 31 years as our Chief Executive Officer and Chairman of the Board. Mr. Greenberg brings extensive industry experience and leadership to our board.

Joseph J. Kearns has served on our Board since 1988. Since January 1998, Mr. Kearns has served as President of Kearns & Associates LLC, which specializes in investment consulting for high net worth clients and family foundations. Mr. Kearns is also a part time lecturer on investment management at the Anderson School of Business at UCLA. He served as Vice-President and Chief Financial Officer/Chief Investment Officer of the J. Paul Getty Trust from May 1982 to January 1999. Before joining the Trust, he worked for nearly 20 years for Pacific Telephone, where he served as Financial Manager-Pension Funds and various other financial, accounting and data systems positions. He is a director of the Morgan Stanley Funds and the Ford Family Foundation and is a trustee of Mount Saint Mary’s College. Mr. Kearns holds a B.A. in mathematics from California State University, Sacramento and an M.A. in statistics from Stanford University. He also completed the Williams College Program for Executives. Mr. Kearns was nominated as a result of his extensive finance experience, including his role as a chief financial officer and his many other financial management positions. He also brings strategic insight through his many years of strategic investing, and our Board has unanimously determined that he qualifies as an “audit committee financial expert” under SEC rules and regulations.

James S. Pignatelli has served on our Board since 2002. Since July 1998 until his retirement in January 2009, Mr. Pignatelli was Chairman of the Board, Chief Executive Officer and President of Unisource Energy Corporation, an electric utility holding company, and Chairman of the Board, Chief Executive Officer and President of Tucson Electric Power Company, its principal subsidiary. Previously he served those companies as Senior Vice President and Chief Operating Officer. Mr. Pignatelli serves on the Board of Directors of Altos Hornos de Mexico and Blue Cross-Blue Shield of Arizona. Mr. Pignatelli holds a B.A. in accounting from Claremont Men’s College and a J.D. from the University of San Diego. Mr. Pignatelli was nominated as a result of his experience leading a publicly traded corporation as well as his service on public company boards.

BOARD, COMMITTEES AND CORPORATE GOVERNANCE

Our Board held a total of five meetings during fiscal 2010 and acted five times by written consent. All of our directors are expected to attend each meeting of our Board and the committees on which they serve and are encouraged to attend annual shareholder meetings, to the extent reasonably possible. All directors attended more than 75% of the aggregate of the meetings of our Board and committees on which they served in fiscal 2010 held during the period in which they served as directors. All of the directors attended our 2009 annual meeting of shareholders. Our Board has three standing committees: Audit Committee, Nominating Committee and Compensation Committee. The charter of each of these committees is posted on our corporate website at http://www.electrorent.com/er/governance.aspx.

Audit Committee

Audit Committee Duties.  Our Audit Committee’s primary function is to review the financial information to be provided to our shareholders and others, the financial reporting process, the system of internal controls, the independent auditors’ independence, the audit process and our process for monitoring compliance with laws and regulations. Under our Audit Committee charter, our Audit Committee is solely responsible for:

•	Hiring and firing our independent auditors and approving their fees and engagement terms;

•	Resolving any disagreement between our independent auditors and our management; and

•	Pre-approving all audit and non-audit services performed by our independent auditors, subject to a de minimis exception.

Audit Committee Membership.  The members of our Audit Committee are Joseph J. Kearns, Chairman, James S. Pignatelli and Karen J. Curtin. Our Board has affirmatively determined that each member of our Audit Committee is “independent,” under the listing requirements for NASDAQ and under SEC rules and regulations. Our Board has determined that the Chair of our Audit Committee, Mr. Kearns, is an “audit committee financial expert” under the rules of the SEC, and that each of the other members of our Audit Committee is financially literate.

Audit Committee Meetings in Fiscal 2010.  Our Audit Committee met five times and acted once by written consent during fiscal 2010.

Nominating and Corporate Governance Committee

Nominating Committee Duties.  Our Nominating Committee is responsible for overseeing and, as appropriate, making recommendations to the Board regarding membership and constitution of our Board and its role in overseeing our affairs. Our Nominating Committee manages the process for evaluating the performance of our Board and for nominating candidates (including current Board members) at the time for election by the shareholders after considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of existing Board members to be re-nominated. As appropriate, our Nominating Committee reviews director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to our Board. Our Nominating Committee also: reviews the definition of independent director; investigates potential conflicts of interest and related party transactions; recommends committee assignments; and reviews our Code of Business Conduct and Ethics, corporate governance guidelines and committee charters.

Nomination Process.  On at least an annual basis, our Nominating Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including nominees by shareholders), are reviewed under the same process. Our Nominating Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with us. Our Nominating Committee will consider nominations for directors from shareholders. Such nominations should be sent to our Secretary and include the name and qualifications of the nominee. All such recommendations will be brought to the attention of our Nominating Committee. The slate of directors included in this Proxy Statement was selected and recommended by our Nominating Committee and approved by our Board.

Our Nominating Committee has no predefined minimum criteria for selecting Board nominees although it believes that all Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs and also must have a reputation for honesty and ethical conduct in their personal and professional activities. The Nominating Committee also believes that all directors should share qualities such as independence; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. Our Nominating Committee believes that it is necessary for at least one independent Board member to possess financial expertise. However, during any search, our Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates. Our Nominating Committee does not have a formal policy with respect to diversity; however, our Board and our Nominating Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, the Nominating Committee considers the entirety of each candidate’s credentials. We believe that all of the nominees for election to our Board meet the minimum requirements and general considerations outlined above.

Nominating Committee Membership.  All of the Board members, except Mr. Greenberg, serve as members of our Nominating Committee. The Chair of our Nominating Committee is Ms. Bekavac. Our Board has determined that each member of our Nominating Committee is an independent director under the listing standards of NASDAQ.

Nominating Committee Meetings in Fiscal 2010.  Our Nominating Committee met two times during fiscal 2010.

Compensation Committee

Compensation Committee Duties.  Our Compensation Committee is generally responsible for overseeing and, as appropriate, determining the annual salaries and other compensation of our executive officers and our general employee compensation and other policies, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. Among other things, our Compensation Committee will specifically:

•	review and approve the corporate goals and objectives for our Chief Executive Officer and set our Chief Executive Officer’s compensation;

•	review and approve the evaluation process and compensation structure for our other executive officers and approve their compensation;

•	review the performance of our executive officers, including our Chief Executive Officer;

•	review and approve employment, severance or termination agreements with our executive officers;

•	oversee our policies relating to compensation of our employees; and

•	as appropriate, approve grants of equity incentives, including stock options and restricted stock units, to our employees, and make recommendations to our Board with respect to incentive compensation plans and equity-based plans and administer those plans that include our officers.

The Compensation Committee charter does not provide for the delegation of the Compensation Committee’s duties to any other person.

Compensation Committee Membership.  All of our Board members, except Mr. Greenberg, serve as members of the Compensation Committee. The Chair of our Compensation Committee is Ms. Curtin. Our Board

has determined that each member of our Compensation Committee is an independent director under the listing standards of NASDAQ.

Compensation Committee Meetings in Fiscal 2010.  Our Compensation Committee met two times and acted once by written consent during fiscal 2010.

Board Leadership Structure and Role in Risk Oversight

Our Board currently does not separate the role of Chairman of the Board from the role of our Chief Executive Officer. Our Board believes that this gives us the benefits of the experience and knowledge of our Chief Executive Officer, who has been overseeing our operations for over 31 years. Karen J. Curtin, who is an independent director (under NASDAQ listing standards), is our lead director. The lead director of the Board is chosen by the independent directors of the Board, and has the general responsibility to preside at all meetings of the Board when the Chairman is not present and during executive sessions of the independent directors, as well as to assist in developing agendas for meetings of the Board. Ms. Curtin has served as our lead director since April 2009. We believe that having a lead independent director provides additional oversight over the decisions of our management and places additional control in the hands of our independent directors. Our Board believes that this structure combines experience and accountability with effective oversight.

Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks as well as potential conflicts of interest. Our Nominating Committee manages risks associated with the independence of our Board. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction.

Indemnification Agreements

We have entered into Indemnification Agreements with each of our directors and officers. These Agreements require us to indemnify our officers and directors to the fullest extent permitted under California law against expenses and, in certain cases, judgments, settlements or other payments incurred by the officer or director in suits brought by us, derivative actions brought by shareholders and suits brought by other third parties related to the officer’s or director’s service to us.

Communications to the Board

Shareholders may contact any of our directors by writing to them c/o Electro Rent Corporation, attention: Company Secretary, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. Shareholders and employees who wish to contact our Board or any member of our Audit Committee to report questionable accounting or auditing matters may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported to the following e-mail address: “auditcom@electrorent.com.” This e-mail address is a special e-mailbox to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or matters that are otherwise improper, will be addressed in an appropriate manner.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer and principal financial officer (“Code of Ethics”). The Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate and timely public disclosure, compliance with all applicable laws, and prompt internal reporting of violations of the Code of Ethics to a person identified therein. Shareholders may obtain a copy of our Code of Ethics without charge. Requests should be addressed to our principal office, attention: Meryl D. Evans, Secretary. Our Code of Ethics can be found on our website at http://www.electrorent.com/er/governance.aspx.

We intend to post any waivers from any provision of our Code of Ethics that apply to our principal executive officer or principal financial officer by posting that information on our corporate website, at www.electrorent.com.

Equity Ownership Guidelines

We believe that equity ownership by our executive officers and directors can help align their interests with our shareholders’ interests, and in April 2009, we adopted equity ownership guidelines for our executive officers and directors. While these guidelines are informal (there are no penalties for failure to meet the ownership levels), we will report ownership status to our Compensation Committee on an annual basis, and failure to meet the ownership levels, or show sustained progress towards meeting them, may result in payment to the executive officers and directors of future annual or long-term incentive compensation in the form of equity. Executive officers and directors are expected to reach target equity ownership levels equal to the lesser of a multiple of their annual base salary or retainer at the previous year end or a fixed share amount, as follows:

	Share	Multiple of Base
Title	Equivalents	Salary/Retainer

Chief Executive Officer	150,000	4x
Other executive officers	60,000	3x
Directors	12,500	3x

These requirements may be met through ownership of Common Stock (including restricted Common Stock) or restricted stock units, whether held individually, jointly with or separately by or in trust for an immediate family member, and/or through our 401(k) or other retirement account. Each executive officer and director is expected to reach his target ownership level within five years from the date he became subject to that ownership level, based on the fair market value of the equity at each year end.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than 10 percent of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. Directors, executive officers and greater-than-10-percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors and executive officers filed all such required reports on a timely basis during the past fiscal year except that Forms 4 for Ms. DelBene and Ms. Curtin were filed on August 9, 2010 and August 10, 2010, respectively, reporting the grant of restricted stock units on October 15, 2009.

TRANSACTIONS WITH RELATED PERSONS

Mr. Daniel Greenberg, our Chief Executive Officer, personally rents a total of approximately 1,000 square feet of space in our buildings located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 and 15387 Oxnard Street, Van Nuys, CA 91411-2506, at a rate of $438 per month, which is comparable to rates paid by other third party tenants.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

In August 2008, our Board adopted a Related Party Transaction Policy, which prescribes policies and procedures for review and approval of a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A “related party” is any person who, since the beginning of the last fiscal year for which we filed a Form 10-K and proxy statement (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than five percent of any class of our voting securities;

•	an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.

The Board has delegated to the Nominating Committee the responsibility of reviewing and approving related party transactions. The Nominating Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as the Nominating Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from the Nominating Committee. Related party transactions that are ongoing are subject to ongoing review by the Nominating Committee to determine whether it is in our best interest and our shareholders’ best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.

Corporate Giving Program

Our Board established a charitable giving program a number of years ago. In fiscal 2010, we donated $122,000 under this program. Mr. Daniel Greenberg, our Chief Executive Officer, who administers the program with the oversight of our Nominating Committee, serves on the boards of several public charities to which we made donations.

EXECUTIVE OFFICERS

The table below sets forth the name, age and office or offices of each of our executive officers. No executive officer is related by blood, marriage or adoption to any other officer, director or nominee for director.

Name	Age	Office or Offices

Daniel Greenberg	69	Chairman of the Board and Chief Executive Officer
Steven Markheim	57	President and Chief Operating Officer
Craig R. Jones	64	Vice President and Chief Financial Officer

Throughout this Proxy Statement, the above individuals, all of whom are included in the Summary Compensation Table below, are referred to as our “named executive officers.” For Mr. Greenberg’s biography, please see above under “Proposal 1 - Election of Directors.”

Steven Markheim joined us as a Financial Analyst in 1980 and has been our President and Chief Operating Officer since 2007. Prior to joining us, he was Accounting Manager for Panasonic West, a wholly-owned subsidiary of Matsushita of America, from 1978 to 1980. Mr. Markheim was an auditor with Wolf & Co. from 1975 to 1977. Mr. Markheim holds a B.S. in Accounting from California State University, Northridge.

Craig R. Jones joined us in 1989 and has been our Vice President and Chief Financial Officer since 1990. Prior to joining us, Mr. Jones was Chief Financial Officer of Hollywood Park Companies from 1986 to 1989, Director of Corporate Accounting of Fluor Corporation from 1985 to 1986, and Controller of Ultrasystems, Inc. from 1983 to 1985. Mr. Jones was a Certified Public Accountant with Price Waterhouse from 1974 to 1983, leaving the firm as Senior Audit Manager. Mr. Jones holds a B.A. in Accounting and Business Administration from Rutgers University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. Our Compensation Committee also establishes our policies with respect to compensation of executive officers, including our named executive officers, and reviews our executive compensation disclosures as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

Compensation Philosophy and Objectives

In designing compensation programs, we believe that the total compensation of our named executive officers and other key employees should reflect the value created for shareholders while supporting our strategic goals. In doing so, the compensation programs reflect the following principles:

•	Compensation should be meaningfully related to the value created for our shareholders.

•	Compensation programs should support our short-term and long-term strategic goals and objectives.

•	Compensation programs should reflect and promote our values.

One of our core values in setting compensation has been the promotion of team effort by our officers. We believe this value has resulted in an unusually stable management team, with our 10 officers averaging over 27 years of employment by us. However, it means that most of our compensation decisions, at least in any individual year, have not differentiated based on individual performance during the year.

In determining fiscal 2009 compensation, our Compensation Committee retained Frederic W. Cook & Co, Inc., a national compensation consulting firm (“FWC”), to assist in an independent review of our compensation structure, including our process for determining and awarding base salary, annual incentives and the annualized grant value of long term incentives. FWC reported directly to our Compensation Committee, although it also conducted discussions with our executive officers. FWC also conducted an equity analysis including award types, mix and various measures of overall value and costs and compared shares usage and dilution. In consultation with us, FWC developed a benchmark list (our “Benchmark Group”) of the following 13 publicly traded United States based equipment lessors and technology distributors, the median market capitalization of which was then consistent with Electro Rent’s market capitalization: Aircastle, Ltd, Agilysys Inc., H&E Equipment Services Inc., McGrath RentCorp., Nu Horizons Electronics Corp, PC Connection, Inc., PC Mall Inc., RSC Holdings, Inc., Richardson Electronics Ltd, ScanSource, Inc., TAL International Group, Inc., Willis Lease Finance Corporation and Zones Inc. Based on that report, our Compensation Committee sought to make the total compensation of our named executive officers slightly less than the median of our Benchmark Group in part because of the lower risk inherent in our equity grants rather than the options used by many companies in our Benchmark Group.

In determining fiscal 2010 compensation, our Compensation Committee did not believe that the cost of retaining a compensation consultation was justified, and instead carried forward the compensation structure developed for fiscal 2009 as described below.

Executive Compensation Components

The compensation for our named executive officers generally consists of the following components: base salary, annual incentive bonuses, stock options and other long-term equity incentives and other benefits.

Base Salary.  We pay our named executive officers a salary to provide a minimum compensation level and to reflect the perceived current value of each executive relative to his or her peers. Our Compensation Committee reviews the salary of each of our named executive officers at least once each year. The analysis generally begins with an average increase for all employees, which generally reflects our performance, any changes in the cost of living and any perceived increases in competitive salaries. Our Compensation Committee may then adjust this average percentage to reflect individual circumstances, including such factors as performance, individual salary history, increased job responsibility and changes in compensation paid by competitors. However, given current economic conditions, our Compensation Committee decided not to increase salaries for any of our officers for fiscal 2010 or fiscal 2011 except for merit increases (neither of which involved our named executive officers).

Our Compensation Committee may also adjust salaries at other times during the year under certain circumstances such as promotions. Although we have not hired a new named executive officer for a number of years, if we were to do so, we would expect that the initial compensation would be determined based on the executive’s experience and, where relevant, by comparison to salaries paid to executives in competitive businesses.

Annual Incentive Bonuses.  After the end of each fiscal year, we set aside approximately 3% of our annual earnings before taxes to create an incentive bonus pool for our officers, although our Compensation Committee retains the discretion to adjust the size of the pool to take into account factors including (without limitation) changes in the number of officers participating and the impact on net earnings of acquisitions or other unusual events during our fiscal year. For fiscal 2010 we created an annual bonus pool for our officers (a total of 10 persons in fiscal 2010), including our named executive officers, equal to $627,000, approximately 3% of our annual earnings before taxes. We believe that calculating the amount of this bonus pool based on our earnings before taxes aligns the interests of our officers with our financial results and hence to the interest of our shareholders. For example, the aggregate pool for fiscal 2010 increased by 11% from that for fiscal 2009 due to the growth in our earnings before tax. At the beginning of each fiscal year, our Compensation Committee:

•	Assigns to each officer a “Target Percentage” of the incentive bonus pool based largely on position, seniority and compensation but retains the right to adjust the Target Percentages as a result of hires, promotions and terminations of officers and similar factors.

•	Approves individual goals for the fiscal year for each officer. The goals are set by our Compensation Committee in consultation with our Chief Executive Officer and other members of management. Our Compensation Committee retains the right to adjust individual goals in its discretion to take into account factors such as changes in market conditions, acquisitions or other unusual events during the fiscal year.

Our Compensation Committee reviewed the interim progress of each officer towards his or her goals in January of 2010. Following the end of our fiscal year, our Compensation Committee:

•	Evaluates the performance of each officer against the performance goals for that officer and other factors in its discretion; and

•	Based on that evaluation, (i) may adjust the Target Percentage where appropriate to reflect changes in responsibilities and similar issues and then (ii) based on its assessment of the individual officer’s accomplishments during the fiscal year, assigns each officer a “Participation Percentage” that is generally not less than 85% of his or her Target Percentage nor more than 115% of his or her Target Percentage unless otherwise determined by our Compensation Committee (this means that the actual aggregate Participation Percentages may not add up to 100%).

The potential adjustment to the Target Percentage means that a portion of an officer’s bonus will depend on individual performance, but in keeping with our traditional emphasis on the officers working together as a team, the majority of each bonus is determined by our overall success (as measured by our earnings before taxes).

For fiscal 2010, our Compensation Committee adjusted the Target Percentage of several officers, including Mr. Jones, to reflect changes in responsibilities and duties since the beginning of the fiscal year. The

Target Percentages (both at the beginning of the year and as adjusted) and the Participation Percentages of our named executive officers approved by our Compensation Committee for fiscal 2010 were as follows:

	Fiscal 2010	Fiscal 2010	Fiscal 2010
	Target	Adjusted Target	Participation
Name	Percentage	Percentage	Percentage

Daniel Greenberg	25.3%	25.3%	26.2%
Steven Markheim	22.1%	22.1%	23.9%
Craig R. Jones	10.6%	11.6%	12.6%

Participation percentages exceeded Target Percentages for our named executive officers primarily because each exceeded his financial performance targets for fiscal 2010.

We intend to use the same methodology for incentive bonuses with respect to fiscal 2011. Our Compensation Committee has assigned the following Target Percentages for our named executive officers for fiscal 2011, which were equal to their adjusted Target Percentages for fiscal 2010:

Fiscal 2011
Target
Name	Percentage

Daniel Greenberg	25.3%
Steven Markheim	22.1%
Craig R. Jones	11.6%

Stock Options or Long-Term Equity Incentives.  Historically, we have granted equity participation to each of our named executive officers to provide incentives for them to guide the business toward our long-term goal of increasing shareholder value, to maintain competitive levels of total compensation and to reward attainment of corporate goals over a multi-year period. During fiscal 2010, our Compensation Committee approved a grant of 40,000 and 27,000 restricted stock units for Messrs. Markheim and Jones, respectively, including a one-time retention grant of 23,280 and 15,812 restricted stock units, respectively. Excluding retention grants, we choose these amounts to make the total compensation of our named executive officers slightly less than the median in part because of the lower risk inherent in units rather than the options used by many companies in our Benchmark Group. We did not make any equity grants to Mr. Greenberg at his request. Each vested unit entitles the holder to be issued one share of Common Stock on the earliest of: (i) the first January 1 after the fifth anniversary of the grant; (ii) a Change of Control, as defined in the 2005 Equity Incentive Plan; or (iii) the grantee ceasing to be an employee for any reason, including death or disability. Units vest in three equal annual installments, subject to acceleration on any Change of Control. Any units not vested at the time the grantee ceases to be an employee (other than in connection with a Change of Control, death or disability) will be forfeited. In addition, an amount equal to any dividend (less any applicable withholding) paid on the underlying Common Stock will be paid at the same time on all vested units, and a make-up payment for any dividends paid between the date of grant and the date of vesting will be paid on the first date any units become vested.

Other Benefits.  We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. In addition to vacation, medical and health benefits comparable to those provided to our employees generally, each of our named executive officers receives (i) reimbursement of tax and financial services fees up to $15,000 per year for Mr. Greenberg and $5,000 per year each for Mr. Markheim and Mr. Jones and (ii) personal use of a company-owned vehicle. Mr. Greenberg also receives reimbursement for dues at clubs where he is a member. We also sponsor a retirement savings plan under Section 401(k) of the Internal Revenue Code that covers all of our eligible employees that allows eligible employees to defer, within prescribed limits, up to 15% of their compensation on a pre-tax basis through contributions to the plan. In addition, we have a Supplemental Executive Retirement Plan that provides for automatic deferral of contributions in excess of the maximum amount permitted under the 401(k) plan for our executives who choose to participate. In addition, for Mr. Greenberg, we have agreed to maintain lifetime medical coverage consistent with the standard coverage then available to him, for him and his spouse, regardless of any termination of employment relationship. We expect these benefits to be considered by our Compensation Committee in its review of compensation for our named executive officers. We believe these perquisites, while not representing a significant portion of our named executive officers’ total compensation, reflect our intent to create overall market comparable compensation packages.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid to executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of our Compensation Committee to preserve, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to executive officers to the extent consistent with our best interests. However, our Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for our success. Consequently, our Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

We account for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”).

Change of Control Payments

As described below under “Principal Compensation Agreements and Plans—Employment Agreements,” we are obligated under employment contracts with Messrs. Markheim and Jones to make severance payments to them in the event they terminate their employment within 18 months following a Material Change (including a change of control) as defined in those agreements. We believe that agreeing to these payments was necessary to retain these officers.

Role of Executive Officers in Compensation Decisions

Under its charter, our Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and our other named executive officers and all other elected officers. In doing so, our Compensation Committee is expected to consult with our Chief Executive Officer and other officers as appropriate. In general, our Chief Executive Officer makes recommendations concerning the compensation of persons other than himself, but does not make any recommendation as to himself.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee, or any member of our Board, or any other of our executive officers, by blood, marriage or adoption or had any other relationship requiring disclosure under SEC rules.

Principal Compensation Agreements and Plans

Employment Agreements

Mr. Greenberg.  Mr. Greenberg, our Chief Executive Officer, is employed pursuant to a written employment contract containing a rolling three year term. The agreement was amended and restated in July 1992. Under his employment agreement, Mr. Greenberg is entitled to a salary, bonuses in an amount to be determined by the Board, and employee benefits comparable to those provided to our senior executives. In October 2001, we further amended the employment agreement to maintain medical coverage, consistent with the standard of coverage then available to him, for Mr. Greenberg and his spouse for as long as they each shall live, regardless of any termination of the employment relationship. Upon any termination of Mr. Greenberg’s employment (including death or disability) other than termination by us for Cause (as defined in the employment agreement), Mr. Greenberg will receive (i) an amount equal to three times his highest “annual base amount” (as defined in the employment agreement, which includes base salary, bonus, incentive compensation and deferred compensation) during the term of his employment, payable in 36 monthly installments or in one lump sum at Mr. Greenberg’s option, (ii) continuation of each employee health plan and welfare benefit plan and other fringe benefits for a period of three years (with medical coverage continuing for his and his spouse’s lifetime) and (iii) an amount equal to the retirement contributions that would have been made on his behalf over the next three years. Mr. Greenberg’s severance is not affected by a future change of control.

Mr. Markheim and Mr. Jones.  On October 31, 2005, we entered into employment agreements with each of Steven Markheim, our President and Chief Operating Officer, and Craig R. Jones, our Vice President and Chief Financial Officer. Under his respective employment agreement, each of Mr. Markheim and Mr. Jones is paid a base salary and a discretionary bonus each year in an amount to be determined in accordance with our practices for our senior executives. In addition, each of Messrs. Markheim and Jones receives benefits generally available to our senior executives. Messrs. Markheim and Jones are “at will” employees, and may be terminated by us at any time for any reason, or resign at any time for any reason. If, within 18 months following a Material Change, such as a change of control, Mr. Markheim or Mr. Jones is terminated by us other than for Cause or terminates for Good Reason (each as defined in the respective employment agreement) then he shall be entitled to (i) a severance payment equal to two times his base salary as in effect on the date of termination, (ii) immediate vesting of all options and restricted stock units previously granted to him, (iii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and his share of the prior year’s bonus pool and (iv) reimbursement for any COBRA payments made by him for the 12 months following the termination date. If, at any time other than within 18 months following a Material Change, Mr. Markheim or Mr. Jones is terminated by us other than for Cause or terminates for Good Reason, then he shall be entitled to (i) a severance payment equal to one times his base salary, (ii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and his share of the prior year’s bonus pool and (iii) reimbursement for any COBRA payments made by him for the 12 months following the termination date. The severance payments described in clause (i) of each of the two preceding sentences shall be payable, at our option, either (a) in monthly installments or (b) as one lump sum as soon as practicably possible with an appropriate discount to reflect such acceleration.

Payments Upon Termination

The information below sets forth the amount of compensation we would be required to pay to each of our named executive officers in the event of termination of such executive’s employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive’s termination.

All Terminations.  Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	Any unpaid base salary from the date of the last payroll to the date of termination;

•	Reimbursement for any properly incurred unreimbursed business expenses;

•	Unpaid, accrued and unused personal time off through the date of termination; and

•	Any existing rights to indemnification for prior acts through the date of termination.

Mr. Greenberg.  Assuming that Mr. Greenberg’s employment was terminated effective as of May 31, 2010, for any reason other than by us for Cause, in accordance with his employment agreement (described above under “—Employment Agreements—Mr. Greenberg”) in addition to the amounts summarized above under “—All Terminations,” based on the compensation paid in fiscal 2010 and unvested options on May 31, 2010, and using medical insurance premiums and costs of other benefits (including retirement contributions) present valued using an interest rate consistent with the average yield on our invested cash as of May 31, 2010 and the price of our Common Stock as of May 31, 2010, we estimate that the approximate value of severance payments, equity on which vesting is accelerated and benefits in connection with such termination would have been $2,700,000. No additional amounts would be contractually due to Mr. Greenberg upon a termination by us for Cause, except that he and his spouse are entitled to lifetime medical benefits in connection with any termination of employment. Based on the medical insurance premiums and actuarial data, present valued using an interest rate consistent with the average yield on our invested cash as of May 31, 2010, we estimate that the approximate value of these benefits, assuming Mr. Greenberg’s termination was effective as of May 31, 2010, would have been $600,000.

Mr. Markheim and Mr. Jones.  Assuming that Mr. Markheim’s or Mr. Jones’s (as applicable) employment was terminated effective as of May 31, 2010 by us other than for Cause or by Mr. Markheim or Mr. Jones (as applicable), for Good Reason, in accordance with their respective employment agreements (described above under “—Employment Agreements—Mr. Markheim and Mr. Jones”):

•	Assuming the termination was not within 18 months following a Material Change, we estimate that the approximate value of the severance payments, including salary and pro rata share of bonus pool, and benefits received upon termination would have been $470,000 for Mr. Markheim and $312,000 for Mr. Jones; and

•	Assuming the termination was within 18 months following a Material Change, we estimate that the approximate value of severance payments, including salary and pro rata share of bonus pool, accelerated vesting of outstanding stock options and restricted stock units, and benefits received upon termination would have been $1,383,000 for Mr. Markheim and $900,000 for Mr. Jones.

The amounts for Messrs. Markheim and Jones above (i) are in addition to any amounts specified under “—All Terminations” and (ii) are calculated based on fiscal 2010 compensation levels and the named executive officer’s unvested options and restricted stock units as of May 31, 2010 and the price of our Common Stock as of May 31, 2010. No additional amounts would be contractually due to Mr. Markheim or Mr. Jones upon a termination by us for Cause or upon a voluntary termination without Good Reason by the named executive officer.

Equity Incentive Plans

We are currently authorized to issue options (incentive stock options and/or non-qualified stock options), stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards and performance share awards to our officers, employees, directors and consultants under our 2005 Equity Incentive Plan. At May 31, 2010, our 2005 Equity Incentive Plan had options covering 53,500 shares of Common Stock outstanding, restricted stock and restricted stock unit awards of 174,510 outstanding, and 771,990 shares available for future grants. Options to purchase an aggregate of 3,163 shares of Common Stock remain outstanding under our 1996 Stock Option Plan, although no new options may be issued under that plan.

Our equity incentive plans are administered by our Compensation Committee. Each equity grant is evidenced by written agreement in a form approved by our Compensation Committee. No equity grant granted under our equity incentive plans is transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

The exercise price of a stock option under our 2005 Equity Incentive Plan must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of incentive stock options granted to employees who hold more than 10 percent of the voting power of our capital stock on the date of grant). The term of a stock option under our 2005 Equity Incentive Plan may not exceed 10 years (five years in the case of an incentive stock option granted to a 10 percent holder). Our Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. Upon exercise of any option granted under our 2005 Equity Incentive Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

Our 2005 Equity Incentive Plan permits the grant of shares of Common Stock (including restricted stock units, which automatically convert to shares of Common Stock) subject to conditions imposed by our Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. Our Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Other Employee Benefit Plans

We maintain a 401(k) Savings Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), a Supplemental Executive Retirement Plan (“SERP”), and a frozen Employee Stock Ownership Plan. Under Section 401(k) of the Code, contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and our contributions will be deductible by us when made. Contributions in excess of the maximum permitted under the 401(k) plan are automatically deferred under the SERP for executives.

All of our employees who have attained 18 years of age become eligible to participate in the 401(k) plan after three months of employment. We have the option to match contributions of participants at a rate determined by our management each year. For participants with three or more years of service, we also may elect to make additional discretionary matching contributions in excess of the rate elected for participants with less than three years of service.

Cash contributions by us to our 401(k) plan were $259,000, $343,000 and $485,000, and to our SERP were $5,000, $21,000 and $22,000, for fiscal 2010, 2009 and 2008, respectively. Most of these contributions are based on a formula for matching employee contributions, while a portion is a discretionary contribution determined annually by our Board, which is then split among our employees based on applicable law.

Summary Compensation Table

The following table sets forth the base salary and other compensation paid or earned in fiscal 2010, 2009 and 2008 by those persons serving as our chief executive officer, chief financial officer and president and chief operating officer during fiscal 2010 (our “named executive officers”):

				Restricted		Non-equity
				Stock Unit	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Daniel Greenberg	2010	$450,000	$-	$-	$-	$164,000	$52,675	$666,675
Chairman of the	2009	450,000	-	-	-	147,000	62,105	659,105
Board and Chief Executive Officer	2008	450,000	240,000	-	-	-	63,555	753,555
Steven Markheim	2010	$309,000	$-	$395,200	$-	$150,000	$28,826	$883,026
President and Chief	2009	309,000	-	-	-	135,000	32,023	476,023
Operating Officer	2008	300,000	210,000	-	-	-	36,416	546,416
Craig R. Jones	2010	$222,000	$-	$266,760	$-	$79,000	$21,335	$589,095
Vice President and	2009	222,000	-	-	-	71,000	23,542	316,542
Chief Financial Officer	2008	215,000	100,000	-	-	-	26,163	341,163

(1)	Represents the aggregate grant date fair value of restricted stock units or option award(s), as applicable, recognized in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 14 to our audited financial statements for fiscal 2010 included in our Annual Report on Form 10-K filed with the SEC on August 12, 2010. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” for a description of the terms of the restricted stock units.

(2)	Consists of amounts paid under our annual incentive compensation program. See “Compensation Discussion and Analysis—Executive Compensation Components—Annual Incentive Bonuses.”

(3)	The components of the column entitled “All Other Compensation” are set forth in the following table:

			Supplemental			Personal Use
		401(k)	Executive	Life	Professional	of Company
		Savings	Retirement	Insurance	Services	Owned	Other
Name	Year	Plan	Plan	Premiums	(a)	Vehicle	(b)	Total ($)

Daniel Greenberg	2010	$5,006	$4,505	$15,294	$15,000	$1,470	$11,400	$52,675
	2009	5,750	11,714	15,294	15,000	2,947	11,400	62,105
	2008	8,234	12,113	15,294	15,000	1,514	11,400	63,555

Steven Markheim	2010	$9,395	$-	$12,619	$1,712	$5,100	$-	$28,826
	2009	5,750	7,221	1,710	5,000	12,342	-	32,023
	2008	8,234	7,058	1,710	5,000	14,414	-	36,416

Craig R. Jones	2010	$5,370	$490	$4,225	$-	$11,250	$-	$21,335
	2009	7,477	590	4,225	-	11,250	-	23,542
	2008	7,150	3,174	4,225	364	11,250	-	26,163

Each named executive officer is responsible for paying income tax on such amounts.

(a)	Professional services include legal, accounting, financial planning, investment counseling and other services.

(b)	Mr. Greenberg receives reimbursement for dues at clubs where he is a member.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards during fiscal 2010 to our named executive officers:

					All Other
					Stock
					Awards:
					Number of	Fair Value of
					Shares or	Stock or
		Estimated Future Payments Under			Restricted	Restricted
		Non-Equity Incentive Plan Awards(1)			Stock	Stock Unit
	Grant	Threshold	Target	Maximum	Units	Awards(2)
Name	Date	($)	($)	($)	(#)	($)

Daniel Greenberg	7/16/2009	$129,236	$152,043	$174,849	-	$-

Steven Markheim	7/16/2009	$112,890	$132,812	$152,734
	7/16/2009				40,000	$395,200

Craig R. Jones	7/16/2009	$54,146	$63,702	$73,257
	7/16/2009				27,000	$266,760

(1)	The “Target” amount for each named executive officer was calculated by multiplying (i) 3% of our actual fiscal 2010 income before income taxes by (ii) that named executive officer’s fiscal 2010 Target Percentage assigned at the beginning of the fiscal year. We then calculated the “Threshold” amount as 85% of that “Target” (based on the expected minimum Participation Percentage) and the “Maximum” as 115% of that “Target” (based on the expected maximum Participation Percentage), although because our Compensation Committee retained discretion to adjust the size of the pool, the Target Percentage and the Participation Percentage, the actual bonuses paid could be less than or more than the range in the table above. For additional discussion, see “Compensation Discussion and Analysis—Executive Compensation Components—Annual Incentive Bonuses.” For actual amounts paid for fiscal 2010, see “Summary Compensation Table—Non-equity Incentive Plan Compensation.”

(2)	Represents the aggregate grant date fair value of restricted stock units recognized in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 14 to our audited financial statements for fiscal 2010 included in our Annual Report on Form 10-K filed with the SEC on August 12, 2010. These awards vest evenly over three years, with full vesting on July 16, 2012. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” for a description of the terms of the restricted stock units.

Outstanding Equity Awards at Fiscal Year-end

The following table presents all outstanding stock options and unvested restricted stock units held by the named executive officers at the end of the fiscal year:

					Restricted Stock Unit
	Option Awards				Awards
	Number of	Number of				Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Restricted	Restricted
	Unexercised	Unexercised	Option		Stock Units	Stock Units
	Options	Options	Exercise	Option	That Have	That Have
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)(1)	($)

Steven Markheim	-	-	-	-	40,000	$543,600
	18,000	-	$17.69	10/12/2011	-	-

Craig R. Jones	-	-	-	-	27,000	$366,930
	8,000	-	$17.69	10/12/2011	-	-

(1)	The market values of the unvested restricted stock units are presented based on the closing price of our common stock on May 31, 2010, of $13.59. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components” for a description of the terms of the restricted stock units. One-third of the restricted stock units vest on each of July 16, 2010, 2011 and 2012.

Option Exercises and Stock Vested

The following table sets forth the exercises of options by our named executive officers during fiscal 2010; no restricted stock units vested during fiscal 2010.

	Option Awards
	Number of Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($)(1)

Steven Markheim	3,783	$15,941

Craig R. Jones	8,253	$29,348

(1)	Value realized was computed by calculating the difference between the closing price of our common stock on the exercise dates, and the exercise prices of the options exercised.

Non-Qualified Deferred Compensation

The following table provides details for the named executive officers regarding their non-qualified deferred compensation accounts as of May 31, 2010. Registrant contribution amounts reflect contributions to the SERP that could not be made under our qualified 401(k) plan due to Internal Revenue Service rules. Aggregated balances include deferred salary and annual incentive bonuses earned in prior years but deferred by the officers. Additional discussion of our non-qualified deferred compensation program is presented below the table.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Daniel Greenberg	$54,193	$4,505	$98,979	$-	$1,348,331

Steven Markheim	$-	$-	$29,342	$-	$317,667

Craig R. Jones	$2,815	$490	$2,713	$-	$42,452

(1)	Represents cash contributions to the SERP through salary deferrals. The amounts are also included in the “Salary” column totals for fiscal 2010 reported in the “Summary Compensation Table.”

(2)	Represents matching contributions for each executive due to limitations imposed by the Internal Revenue Service on our matching contributions to the 401(k) plan.

(3)	Each participant in the SERP directs the investment of his or her account balance in the same manner as participants in our 401(k) plan, and his or her account receives the benefits of any resulting gains or income and is charged with any resulting losses. The “earnings” listed in the table above represent the net impact of the changes in the participant’s account during the fiscal year, excluding the effect of contributions and withdrawals. Accordingly, we do not treat any of the earnings as being above-market or preferential.

(4)	The portions of the aggregate balance representing executive and company contributions made for prior years were reported in the appropriate columns of our “Summary Compensation Table” for the respective years.

Deferral of compensation is permitted up to 15% of salary and bonus. All of the executives’ deferrals and any company matches are added to a recordkeeping account. The account is credited with earnings or losses, depending upon actual performance of the mutual-fund-type investment options the participant has chosen. These are the same investment options available to non-executive 401(k) plan participants.

Payment of a participant’s account balance is deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 10 years. Upon a participant’s death, any remaining balance in the participant’s account is paid to the participant’s designated beneficiary. See also “Executive Compensation—Other Employee Benefit Plans.”

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference), and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Karen J. Curtin, Chairperson
Gerald D. Barrone
Nancy Y. Bekavac
Suzan K. DelBene
Joseph J. Kearns
James S. Pignatelli

DIRECTOR COMPENSATION

Our Nominating Committee reviews director compensation levels and practices and recommends to our Board from time to time changes in compensation levels and practices. Directors who are employees receive no additional compensation for their services as directors. Non-employee directors receive the following compensation, payable quarterly in cash, with the exception of amounts paid in connection with meeting attendance:

•	An annual retainer of $25,000.

•	In April 2009, our Board approved an annual grant of restricted stock units valued at $25,000. The restricted stock units are granted each year in October, on the date of our annual shareholders’

meeting, and vest in four equal quarterly installments with full vesting on July 1 of the following year (subject to acceleration on any change of control, death or disability) but are otherwise the same as those issued to our officers. Our first annual grant of restricted stock units was on October 16, 2009. Our June 1, 2009 our Board approved a transitional grant, valued at $8,333, to cover the period from June 1, 2009 through September 30, 2009. These awards vested on September 1, 2009.

•	$1,000 in cash for each Board or committee meeting that he or she attends (except meetings lasting a de minimis amount of time), with all Board and committee meetings held in connection with a scheduled quarterly meeting considered a single meeting, and multiple meetings of the Board and/or one or more committees on the same day involving the same general topic considered one meeting.

•	An additional retainer of $5,000 for our Compensation Committee chairperson and $4,000 for our Nominating Committee chairperson.

•	An additional $10,000 annual retainer for the Audit Committee chairperson.

•	An additional $10,000 annual for our lead director.

The table below summarizes the compensation paid by us to our non-employee directors for fiscal 2010:

	Restricted	Fees Earned
	Stock Unit	or Paid in
	Awards	Cash	Total
Name	($)(1)(2)	($)	($)

Gerald D. Barrone	$27,083	$34,000	$61,083
Nancy Y. Bekavac	$27,083	$36,000	$63,083
Karen J. Curtin	$27,083	$48,000	$75,083
Suzan K. DelBene	$27,083	$34,000	$61,083
Joseph J. Kearns	$27,083	$44,000	$71,083
James S. Pignatelli	$27,083	$34,000	$61,083

(1)	Represents the aggregate grant date fair value of restricted stock units recognized in accordance with ASC 718. The assumptions used in the calculation of this amount are included in Note 14 to our audited financial statements for fiscal 2010 included in our Annual Report on Form 10-K for the year ended May 31, 2010.

(2)	Each director was granted 3,006 restricted stock units in fiscal 2010 in connection with their annual director compensation, including a transitional grant of 864 restricted stock units on June 1, 2009 and 2,142 restricted stock units on October 15, 2009. As of May 31, 2010, 536 restricted stock units remained unvested for each director (which fully vested on July 1, 2010). No options were granted to directors in fiscal 2010. As of May 31, 2010, each director had 4,000 options outstanding, with the exception of Suzan K. DelBene, who had none.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, with the ratification of both our Board and our shareholders, selected the accounting firm of Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for fiscal 2010. Our Audit Committee and our Board have selected D&T as our independent registered public accounting firm for fiscal 2011, and that selection is now being submitted to the shareholders for ratification. A representative of D&T will be available at our Annual Meeting to respond to appropriate questions or make any other statements if such representative desires to do so.

Notwithstanding ratification by the shareholders of the appointment of D&T, our Audit Committee may, if the circumstances warrant, appoint another independent registered public accounting firm. The Board recommends a vote “FOR” the proposal to ratify the selection of D&T as our independent registered public accounting firm for fiscal 2011.

Independent Auditors’ Fees and Services

The following table presents fees for professional services rendered by D&T for fiscal 2009 and 2010:

	Fiscal 2010	Fiscal 2009

Audit fees(1)	$452,000	$474,000
Audit-related fees(2)	-	-
Tax fees(3)	20,000	44,000
All other fees	-	-

Total	$472,000	$518,000

(1)	Consists of fees for professional services rendered for the audit of our annual financial statements and review of our annual report on Form 10-K and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2010 and 2009.

(2)	Consists of fees for assurance services that are reasonably related to performance of audit or review of our financial statements.

(3)	Consists of professional services rendered by D&T for tax compliance, tax advice and tax planning, which are aggregate fees billed by D&T for tax services rendered to us, other than those described above under “Audit Fees.”

Approval by Audit Committee

Prior to engaging our independent auditors to audit the financial statements of the company, our Audit Committee approves such engagement based on its judgment of the independence and effectiveness of our independent auditors. Our Audit Committee pre-approves all non-audit services performed by our independent auditors. In pre-approving non-audit services, our Audit Committee considers whether the provision of non-audit services, if any, by our independent auditors is compatible with maintaining our independent auditors’ independence. In fiscal 2010 and 2009, our Audit Committee pre-approved all non-audit services provided by our independent auditors. Our Audit Committee will not approve any of the prohibited services listed on Appendix A to its charter, and, in making a business judgment about particular non-audit services, our Audit Committee will consider the guidelines contained in Appendix A to its charter. Our Audit Committee considered and determined that the provision of non-audit services by D&T was compatible with maintaining the independent auditors’ independence.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference), and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Deloitte & Touche LLP (“D&T”) our fiscal 2010 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of May 31, 2010. Prior to the commencement of the audit, the Audit Committee discussed with our management and D&T the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with D&T, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee has also received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with D&T its independence from us and our management and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2010 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joseph J. Kearns, Chairman
Karen J. Curtin
James S. Pignatelli

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR PRESENTATION AT 2011 ANNUAL MEETING

Any proposal that a shareholder wishes to have presented for consideration at the 2011 annual meeting of shareholders and included in the proxy statement and form of proxy for the 2011 annual meeting of shareholders, including any shareholder director nominees, must be received at our principal office, attention: Meryl D. Evans, Secretary, no later than May 6, 2011. Shareholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to our Secretary. To be timely, a shareholder’s proposal or nomination must be delivered to or mailed and received at our principal executive offices no later than the close of business on July 20, 2011.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Please refer to the risk factors under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for fiscal 2010 as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OTHER MATTERS

Although we are not aware of any other matters to be submitted to our shareholders at our Annual Meeting, if other matters do properly come before our Annual Meeting, the persons named in the enclosed proxy may vote on such matters in accordance with their best judgment. Enclosed with this Proxy Statement is a copy of our Annual Report to Security Holders for fiscal 2010, which is not intended to be a part of this Proxy Statement or a solicitation of proxies.

Additional copies and additional information, including our Annual Report on Form 10-K, filed with the SEC may be obtained by any shareholder without charge. Requests should be addressed to our principal office, attention: Meryl D. Evans, Secretary.

By order of the Board

Meryl D. Evans
Secretary

Van Nuys, California
September 3, 2010

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
ELECTRO RENT CORPORATION
 THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS.
   The undersigned hereby appoints Daniel Greenberg and Steven Markheim as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, including the right to cumulate votes (if cumulative voting is desired by the Proxies), all the shares of common stock of Electro Rent Corporation held of record by the undersigned on August 16, 2010 at the annual meeting of shareholders to be held on October 14, 2010, or any adjournment thereof in the manner below upon matters set forth in the accompanying Proxy Statement and, in the judgment and discretion of the Proxies, upon such other business as may properly come before the meeting.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

		With-	For All
	For	hold	Except
1. ELECTION OF DIRECTORS of all nominees listed (except as marked to the contrary below):	☐	☐	☐

Director Nominees:	G.D. Barrone, N.Y. Bekavac, K.J. Curtin, S. K. DelBene, D. Greenberg, J.J. Kearns, J.S. Pignatelli
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP as the independent registered public accounting firm of the corporation.	☐	☐	☐
     This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the seven nominees for directors and for proposal 2.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.	☐
     Please sign exactly as name appears of record on your stock certificates. When shares are held by joint tenants, both should sign.
     When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é   Detach above card, sign, date and mail in postage paid envelope provided.   é
ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512
PLEASE ACT PROMPTLY
     PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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